EXHIBIT 21.0
SUBSIDIARIES OF MATTEL, INC.

Subsidiaries[1]	Jurisdiction in Which Organized	Percentage of Voting Securities Owned Directly or Indirectly By Parent[2]
American Girl, LLC	Delaware	100%
American Girl Brands, LLC	Delaware	100%
Fisher-Price, Inc.	Delaware	100%
Mattel Asia Pacific Sourcing Limited	Hong Kong	100%
Mattel Direct Import, Inc.	Delaware	100%
Mattel Europa B.V.	The Netherlands	100%
Mattel Europe Holdings B.V.	The Netherlands	100%
Mattel Europe Marketing B.V.	The Netherlands	100%
Mattel International Finance B.V.	The Netherlands	100%
Mattel International Holdings B.V.	The Netherlands	100%
Mattel International Licensing, LLC	Delaware	100%
Mattel Marketing Holdings Pte. Ltd.	Singapore	100%
Mattel Overseas Operations Ltd.	Bermuda	100%
Mattel Overseas, LLC	California	100%
Mattel Sales Corp.	California	100%
Radica Holdings Bermuda Ltd.	Bermuda	100%

1.All of the subsidiaries listed above are included in the consolidated financial statements. Inactive subsidiaries and subsidiaries that, when considered in the aggregate, do not constitute a significant subsidiary have not been included in the above list.

2.Parent refers to Mattel, Inc. (a Delaware corporation) and excludes Directors' qualifying shares.